  EXHIBIT 1: Contract of Sale


                           STOCK PURCHASE AGREEMENT



                                By and between

              JOSEPH L. DURANT, INNOVATIVE HEALTH SERVICES, INC.

                                      and

                     MEDICAL RESOURCE COMPANIES OF AMERICA

                               TABLE OF CONTENTS


  Section

 1.      PURCHASE OF SHARES AND CLOSING ...........................   1

         1.1.     Purchase of Shares ..............................   1
         1.2.     Consideration ...................................   1
         1.3.     Additional Consideration by
                  Selling Stockholder .............................   2
         1.4.     Additional Consideration by
                  Purchaser .......................................   3
         1.5.     Pre-Closing Transactions ........................   3

 2.      REPRESENTATIONS AND WARRANTIES OF THE SELLING
           STOCKHOLDERS ...........................................   3

         2.1.     Ownership of Shares .............................   3
         2.2.     Organization ....................................   4
         2.3.     Corporate Action ................................   4
         2.4.     Capitalization ..................................   4
         2.5.     Compliance with Law and Other
                  Instruments .....................................   4
         2.6.     Tax Returns and Payments ........................   5
         2.7.     Absence of Undisclosed Liabilities ..............   6
         2.8.     Absence of Certain Changes and Events ...........   6
         2.9.     Trademarks, Trade Names,
                  Copyrights, Etc .................................   7
         2.10.    Material Litigation and Other
                  Proceedings .....................................   7
         2.11.    Contracts .......................................   7
         2.12.    Transactions with Affiliates ....................   8
         2.13.    Insurance and Banking Facilities ................   8
         2.14.    Personnel, Compensation and Benefit
                  Plans ...........................................   8
         2.15.    Powers of Attorney and Suretyship ...............   9
         2.16.    Minutes and Stock Records .......................   9
         2.17.    Governmental Consents ...........................  10
         2.18.    Brokers and Finders .............................  10

 3.      REPRESENTATIONS AND WARRANTIES WITH RESPECT
           TO THE PURCHASER SHARES ................................  10

         3.1.     Investment Experience and
                  Economic Risk ...................................  10
         3.2.     Access to Information ...........................  10
         3.3.     Investment Representation .......................  11
         3.4.     Restricted Securities ...........................  11
         3.5.     Further Limitations on Disposition ..............  11
         3.6.     Legends .........................................  11

 Section

 4.      REPRESENTATIONS AND WARRANTIES OF PURCHASER ..............  12

         4.1.     Organization ....................................  12
         4.2.     Authorization ...................................  12
         4.3.     Brokers and Finders .............................  12
         4.4.     Compliance with Law and Other
                  Instruments .....................................  12

 5.      COVENANTS OF THE SELLING STOCKHOLDER                        12

         5.1.     Agreement Not to Compete ........................  12
         5.2.     Further Assurances ..............................  14

 6.      AFFIRMATIVE COVENANTS OF PURCHASER AND THE
           COMPANIES ..............................................  14

 7.      NEGATIVE COVENANTS OF PURCHASER ON BEHALF OF
           THE COMPANIES ..........................................  17
         7.1      Indebtedness and Liens ..........................  17
         7.2      Continuity of Operations ........................  18
         7.3      Loans, Acquisitions and Guaranties ..............  18
         7.4      Mergers, Consolidations, Etc. ...................  18
         7.5      Dividends, Distributions and
                  Redemption ......................................  18
         7.6      Capital Structure ...............................  19
         7.7      Prepayment of Indebtedness ......................  19
         7.8      Capital Commitments .............................  19
         7.9      Lease or Contractual Commitments ................  19
         7.10     Related Party Commitments .......................  19
         7.11     Compensation ....................................  19
         7.12     Park & Airline Contracts ........................  19

 8.      MISCELLANEOUS ............................................  20

         8.1.     Expenses ........................................  20
         8.2.     Entire Agreement ................................  20
         8.3.     Governing Law ...................................  20
         8.4.     Notices .........................................  20
         8.5.     Severability ....................................  21
         8.6.     Waiver, Amendment ...............................  21
         8.7.     Assignment ......................................  21
         8.8.     No Third Party Rights ...........................  21
         8.9.     Counterparts ....................................  22
         8.10.    Headings, Gender ................................  22
         8.11.    This Agreement Subject to Board
                  Approval ........................................  22
         8.12     Nondisclosure ...................................  22

  Schedules
  ---------

  Schedule 2.6 - Tax Returns and Payments
  Schedule 2.7 - Absence of Undisclosed Liabilities
  Schedule 2.8 - Absence of Certain Chances and Events
  Schedule 2.10 - Litigation and Other Proceedings
  Schedule 2.11 - Contracts
  Schedule 2.12 - Transactions with Affiliates
  Schedule 2.13 - Insurance and Banking Facilities
  Schedule 2.14 - Personnel, Compensation and Benefit Plans

  Exhibits
  --------

  Exhibit "A" -
  Exhibit "B" -
  Exhibit "C" -
  Exhibit "D" -
  Exhibit "E" -

                           STOCK PURCHASE AGREEMENT



            STOCK PURCHASE AGREEMENT ("Agreement") dated as of January 30, 1996 by and between INNOVATIVE HEALTH SERVICES, INC., a Georgia corporation, ("Purchaser"), JOSEPH L. DURANT ("DuRant") and MEDICAL RESOURCE COMPANIES OF AMERICA, a Nevada corporation ("Selling Stockholder").

                             W I T N E S S E T H:

            WHEREAS, MEDICAL RESOURCE COMPANIES OF AMERICA is the owner of 20,000 shares of the Common Stock of AMERICAN MOBILITY, INC., a Texas corporation (the "Company"), which shares constitute all of the issued and outstanding shares of capital stock of the Company;

            WHEREAS, on or before the closing of this Agreement the subsidiaries of the Company shall be Alpha Mobility, Inc., Odyssey Mobility Systems, Inc., and Aviation Mobility, Inc., (together with the Company known as the "Companies");

            WHEREAS, the Selling Stockholder desires to sell and Purchaser desires to purchase the stock of the Company owned by the Selling Stockholder on the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions contained herein, the parties hereto agree as follows:

  1.        PURCHASE OF SHARES AND CLOSING.

            1.1.    Purchase of Shares.

            On or before February 8, 1996 (the "Closing"), and subject to the terms and conditions set forth in this Agreement, Selling Stockholder will sell, convey, assign, transfer and deliver to Purchaser the shares of stock of the Company owned by it (individually and collectively the "Shares"), and deliver to Purchaser certificates representing such Shares, duly endorsed in blank or with appropriate stock powers attached, which Selling Stockholder warrants are free and clear of all liens, security interests, pledges, agreements, claims, charges, options or encumbrances of any nature whatsoever, except as otherwise contemplated by this Agreement. It shall be a condition precedent to the Selling Stockholder fulfilling its obligations pursuant to this Agreement that Purchaser shall receive $2,000,000 in cash or marketable securities, less associated expenses, from a private placement of it's equity (the "Private Placement").

            1.2.    Consideration.

            The purchase price for the Shares shall consist of the following, which shall be paid at Closing:

            (i) a recourse note payable to the Selling Stockholder in the original principal balance of $2,000,000, together with interest thereon at prime plus 1% with interest payable quarterly with payment in full on December 15, 2000 (the "Recourse Note"). In addition, Purchaser shall make principal reductions of 25% of its net income, up to $400,000 payable annually following the end of the Purchaser's fiscal year.

            (iii) 230,000 shares of preferred stock of the Purchaser (the "Preferred Stock"). The Preferred Stock shall: (a) be fully paid and non-assessable, and free from taxes, liens and charges, (b) have a par value of $1.00 per share, (c) have a redemption value and liquidation preference over all other current or future stock of Purchaser of $10 per share, (d) be convertible into the common stock of Purchaser, as set forth in more detail below, any time following three (3) years from Closing at the option of the holder of the Preferred Stock, and (e) shall pay an annual dividend, if legally allowable, paid quarterly, of eighty cents ($.80) per share.
  Dividends are fixed an cumulative, payable quarterly and may be deferred at the discretion of the Purchaser, but no dividends will be paid to any other preferred or common stockholders prior to the payment of any accrued dividends on the Preferred Stock. Dividends may be paid in the form of registered common stock of the Purchaser with the deemed value of such payment at 75% of the then current market value of the common stock. The Preferred Stock shall be non-voting stock, but i) shall have voting rights on a basis of one vote per share, along with all other voting stock, so long as any dividend is payable, as provided for above, and remains unpaid, ii) the holder of the Preferred Stock can elect one director out of a maximum board of seven (7) directors of Purchaser and iii) if, after ten years following issuance, the Preferred Stock has not previously been converted or redeemed into the registered common stock of Purchaser, the shareholders of the Preferred Stock will be entitled to elect a majority of the board of directors of Purchaser. All of the rights, preferences, restrictions and other matters relating to the Preferred Stock are more particularly described on the attached Exhibit "E". The Preferred Stock may be redeemed, in whole or in part, by Purchaser at any time after issuance, with 30 days written notice to the holder of the Preferred Stock for $10 per share plus any accrued and unpaid dividends. The Preferred Stock may be converted, in whole or in part, by the holder of the Preferred Stock at any time following three (3) years from the Closing, or sooner, if approved by the Board of Directors of the Purchaser, into the registered common stock of the Purchaser, with the cost of the common stock being 75% of the then current market value of the common stock and the conversion value of the Preferred Stock being

  $10 per share plus any accrued and unpaid dividends. Any accrued dividends may be converted on the same terms or may be paid in cash by the Purchaser, at the Purchaser's discretion. However, if the Purchaser pays accrued dividends in cash, the cash payment must be made within 30 days of the notice of intent to convert by the holder of the Preferred Stock. Current market value is defined as the average of the median between the closing bid and offered price of the common shares of Purchaser for the 10 trading days prior to the notice of conversion.

            The Recourse Note shall be drafted by the Selling Stockholder subject to the reasonable approval of Purchaser.

            1.3.    Additional Consideration By Selling Stockholder

            As additional consideration for this Agreement, Selling Stockholder agrees to provide reasonable access, without charge, to the Company to the facilities currently used by the Company at 4265 Kellway Circle, Addison, TX 75244 (the "Building") until the earlier to occur of January 31, 1996 or the date that Selling Stockholder ceases to occupy the Building.

            1.4     Selling Stockholder Pre-Closing Transactions.

            Immediately prior to the consummation of the purchase and sale contemplated by this Agreement, the following transaction shall be effected by the Selling Stockholder and one or more of the Companies:

            (i) Selling Stockholder shall transfer to the Company, all right, title and interest of the Selling Stockholder in and to Alpha Mobility, Inc.; and

            (ii) Selling Stockholder shall receive without charge from one or more of the Companies two forklifts and racking, including associated parts and tools, located in the Building.

            2.      REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER.

            The Selling Stockholder hereby makes the following representations, warranties and covenants to Purchaser:

            2.1.    Ownership of Shares.

            Immediately prior to the purchase and sale of the Shares, the Selling Stockholder was the true and lawful owner of the Shares. The Selling Stockholder has all necessary power and authority to execute this Agreement and to sell the Shares to Purchaser, free and clear of all claims, liens, security interests, rights of spouses or present or former family members or stockholders of the Company, pledges, options, encumbrances and other restrictions of any nature whatsoever, other than transfer restrictions imposed by applicable federal securities laws and as contemplated by this Agreement. Other than this Agreement, there is no agreement between the Selling Stockholder and any other person relating to or restricting the transfer of the Shares. On the date hereof, Purchaser will acquire good and indefeasible title to the Shares free and clear of any restrictions of the type referred to in this Section 2.1, except as contemplated by this Agreement. The Selling Stockholder owns no securities of the Company other than the Shares and hereby irrevocably waives any and all rights to acquire at any time any shares or securities of the Company or any interest in any such shares or securities, except as contemplated by this Agreement.

            2.2.    Organization.

            The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas, has the full power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Selling Stockholder has delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement. No action has been taken by the board of directors of the Company or by the Selling Stockholder to amend any such documents.

            2.3.    Corporate Action.

            Prior to the Closing, the board of directors of each of the Companies and the Selling Stockholder will have taken all actions, if any, required by applicable law, the articles of incorporation or bylaws of the Company or otherwise, to authorize the transactions contemplated by this Agreement.

            2.4.    Capitalization.

            The authorized capital stock of the Company consists of 100,000 shares of Common Stock, and 100,000 shares of Preferred Stock, of which only the Shares owned by the Selling Stockholder are issued and outstanding. All of the Shares were validly issued and are fully paid and nonassessable, and other than the Shares there are no outstanding options, warrants, scrip, preemptive rights or other subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.

            2.5.    Compliance with Law and Other Instruments.

            The Companies are not in violation of any term of their charter documents or bylaws. To the best of the Selling Stockholder' knowledge, the Companies are not in material violation of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, decree, order, statute, law, rule or regulation applicable to them or their properties. The execution, delivery and performance of, and compliance with this Agreement by the Selling Stockholder, and the consummation of the transactions contemplated herein, have not resulted and will not result in any such violation or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Companies.

            2.6.    Tax Returns and Payments.

            Except as otherwise described in this Agreement and its exhibits and except as set forth on Schedule 2.6:

            (i) All federal, state, local and foreign tax returns and reports required to be filed by the Companies, have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and to the best knowledge of the Selling Stockholder such returns were prepared in accordance with all applicable laws and regulations;

            (ii) to the best of the Selling Stockholder' knowledge, all federal, state, local and foreign income, profits, gross receipts, net worth, capital, franchise, sales, use, employment, occupation, property, premium, excise and other taxes (including interest and penalties) due or claimed by appropriate tax authorities to be due from the Companies have been fully paid or provided for on the books of the Companies or (b) are being contested in good faith by appropriate proceedings and are not material;

            (iii) no issues have been raised (and are pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) which, if adversely determined, would have a material adverse effect on the financial condition of the Companies;

            (iv) no waivers of statutes of limitations have been given or requested with respect to the Companies;

            (v) no election has been made, or consent given, under Section 341(f) of the Internal Revenue Code of 1986, as amended; and

            (vi) for all tax years where the statute of limitations is still open, the Companies federal income tax returns have not been audited by the Internal Revenue Service.

            2.7     Absence of Undisclosed Liabilities.

            Except as otherwise described in this Agreement and its exhibits and except as set forth on Schedule 2.7, the Company has no obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, whether liquidated or unliquidated, and whether now due or to become due, which, individually or in the aggregate, would have a material adverse effect on the financial condition of the Company. As of the date hereof and except as otherwise disclosed in writing, the Company has no accounts payable which are unpaid other than incurred in the ordinary course of business.

            To the extent that there should be such undisclosed liabilities, and to the extent that they would have an adverse affect on the financial condition of the Companies of more than $10,000, the principal amount of the Recourse Note described in Section 1.2 above shall be reduced by such amount.

            2.8   Absence of Certain Changes and Events.

            Except as shown on Schedule 2.8 and as set forth in this Agreement and its exhibits, between June 30, 1995 and the date of this Agreement there has not been:

            (i) any transaction entered into by the Companies other than in the ordinary course of business or any material adverse change in the condition (financial or otherwise), earnings, assets, liabilities, prospects or business of the Companies whether or not arising from transactions in the ordinary course;

            (ii) any declaration, payment or setting aside of any dividend or other distribution in respect of the capital stock of the Companies or any direct or indirect redemption, purchase or other acquisition by the Companies of any such stock;

            (iii) any modification or rescission of, or waiver, except in the ordinary course of business, by the Selling Stockholder or the Companies (written or oral) of rights under any contract now existing relating to the Companies;

            (iv) any mortgage, pledge or imposition of any security interest, claim, encumbrance or other restriction on, or any sale or other disposition (other than in the ordinary course of business) of, any assets of the Companies, tangible or intangible;

            (v) any change in accounting practice or any new method of accounting introduced in respect of the business of the Companies or any of its assets, properties or rights;

            (vi) any change in the policies or practices of the Companies regarding the timely discharge of accounts payable and other obligations;

            (vii) any cancellation or release of any debt or other obligation owed the Companies, or of any claim held by the

  Companies, except in the ordinary course of business; or

            (viii) any borrowing by the Companies or any incurrence by the Companies of any obligation or liability (absolute or contingent), except for current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business.

            2.9.  Trademarks, Trade Names, Copyrights. Etc.

            To the best of the Selling Stockholder' knowledge, the Companies (i) own or have the right to use, free and clear of all liens, claims and restrictions, all patents, trademarks, trade names, service marks, copyrights, trade secrets, know-how, inventions, designs, processes and technical data, licenses with respect to the foregoing, and other proprietary rights of any nature relating to or used in their business, or used or useful in promoting such business, in the manner in which such business has been or is being conducted (hereinafter, "Business Property"), without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and (ii) are free of any obligation or liability whatsoever to make any payment by way of royalties, fees or otherwise to any person with respect to the use of Business Property. To the best knowledge of the Selling Stockholder, there has not been any infringement or unauthorized use by any third party of any of the Business Property.

            2.10.   Material Litigation and Other Proceedings.

            Unless covered by applicable insurance, and except as shown on
  Schedule 2.10, neither the Company nor any of its directors, officers or stockholders, is a party to any pending or, to the knowledge of the Selling Stockholder, threatened action, suit, proceeding or investigation, which is material to the Companies, in or by any court or governmental board, commission, agency, department or office, or before any arbitrator, in the United States or elsewhere (nor, to the knowledge of the Selling Stockholder, is there any reasonable basis therefor), arising or claimed to arise from actions or inactions of the Companies or, in the case of an individual, from actions or inactions in such individual's capacity as a director, officer or stockholder of the Companies.

            2.11.   Contracts.

            Schedule 2.11 describes, and the Selling Stockholder has delivered to Purchaser, complete and correct copies of, all currently effective agreements, contracts, indebtedness, liabilities and other obligations to which any of the Companies is a party or by which it or any of its properties or assets is bound or affected (other than the documents listed on and delivered to

  Purchaser pursuant to other Schedules hereto) which are material to the conduct or operations of the business of any of the Companies. The Companies are, and to the knowledge of the Selling Stockholder, all other parties to such agreements are, in compliance with all material provisions of such agreements, except as set forth in Schedule 2.11.

            2.12.   Transactions with Affiliates.

            Schedule 2.12 is a true and complete list of (i) all transactions between the Companies and the Selling Stockholder or any affiliate of the Selling Stockholder, except for reimbursements, since June 30, 1995, which list includes amounts payable or receivable in connection with such transactions, and (ii) all interests, direct or indirect, of the Selling Stockholder and all affiliates of the Selling Stockholder in any corporation, partnership, firm or association which is a competitor of the Companies. Except as described in Schedule 2.12, (i) none of the Companies are indebted to the Selling Stockholder or any of its affiliates other than in respect of salaries for periods not exceeding the normal monthly or semi-monthly payroll period, or for amounts due in respect of ordinary travel and business expenses and employee benefit plans referred to in this Agreement, and (ii) neither the Selling Stockholder nor any of their affiliates is indebted to the Companies.

            2.13.   Insurance and Banking Facilities.

            Schedule 2.13 comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to the Companies in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage and expiration date), and the Selling Stockholder has delivered to Purchaser complete and correct copies of all such contracts, (ii) the names and locations of all banks in which the Companies have accounts, and
  (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all such contracts of insurance and indemnity have been paid, and to the knowledge of the Selling Stockholder there is no act or failure to act that has caused or might cause any such contract to be canceled or terminated. All notices have been given, all known claims have been presented and all other required or appropriate action with respect to such contracts has been taken by the Companies in a due and timely fashion.

            2.14.  Personnel, Compensation and Benefit Plans.

            (i) Schedule 2.14 comprises a complete and correct list of (a) all permanent employees of the Companies and the current compensation rate of each such person, and (b) all employment, non-competition and similar agreements, bonus, profit-sharing, deferred compensation, commission, insurance, termination, vacation, fringe benefit, pension and retirement agreements, plans and programs (whether formal or informal) respecting or affecting any directors, officers or other employees or agents of the Companies. Schedule 2.14 includes with respect to each such person, his or her name, base compensation, bonus for the last fiscal year, title, date of birth and start date.

            (ii) All of the agreements, plans and programs described on Schedule
  2.14 comply with applicable law, including, without limitation, the reporting, disclosure and other requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the Companies has engaged in a transaction which would subject it to any tax, penalty or liability for prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code, as amended (the "Code"). None of the Companies nor any of their directors, officers or employees has breached in a material respect any of the responsibilities or obligations imposed upon such person as a fiduciary under Title I of ERISA with respect to any employee benefit plan or the Terminated Plan. No employee benefit plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived. The Companies have made all required contributions under each employee pension benefit plan for all periods through and including the date hereof, or adequate accruals there for have been provided. None of the existing or terminated employee pension benefit plans of the Companies is or was a defined benefit pension plan. The Companies has never been obligated to contribute to any employee pension benefit plan which is a multi-employer plan at any time on or after September 26, 1980. The Companies have no obligation to provide, and has made no payments in respect of, life or other insurance benefits or medical benefits to retired employees or former employees of the Companies. As used in this Agreement, the terms "employee benefit plan", "employee pension benefit plan" and "multi-employer plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA. None of the Companies nor any of their employees is a party or subject to any collective bargaining agreement.

            2.15.   Powers of Attorney and Suretyship.

            The Companies have no powers of attorney outstanding or obligations or liabilities (absolute or contingent) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise respecting the obligation of any person, corporation or other organization.

            2.16.   Minutes and Stock Records.

            The Selling Stockholder has delivered to Purchaser the originals or complete and correct copies of the minute books and stock records of the Companies. Such items contain a complete and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock and board of directors of the Companies.

            2.17.   Governmental Consents.

            To the knowledge of the Selling Stockholder, no consents or other such items are required of the Companies or Selling Stockholder, (or Purchaser, as the sole stockholder of the Company) in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

            2.18.   Brokers and Finders.

            None of the Companies nor the Selling Stockholder has retained or dealt with any broker, finder or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

  3.        REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SHARES.

            The Purchaser hereby represents, warrants, and covenants to the Selling Stockholder that:

            3.1.  Investment Experience and Economic Risk.

            The Purchaser is an experienced investor in unregistered and restricted securities, has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Shares and, by reason of its financial and business experience, has the capacity to protect its interests in connection with such investment. The Purchaser is financially able to bear the economic risk of its investment in the Shares, including the total loss thereof.

            3.2.    Access to Information.

            The Purchaser has received all information it considers necessary or appropriate for deciding whether to acquire the Shares. The Purchaser further represents that it has had an opportunity to review any documents of Selling Stockholder on file with the SEC and to ask questions of and receive answers from Selling Stockholder and its officers regarding the business, financial affairs and other aspects of the Companies, and has further had the opportunity to obtain any other information which it deems necessary to evaluate the investment or to verify the accuracy of information otherwise provided.

            3.3.    Investment Representation.

            The Purchaser acknowledges that it is aware that the Shares have not been registered under the Act or qualified under any state securities laws, in reliance, in part, on the representations and warranties of the Selling Stockholder in this Agreement. The Shares are acquired by such Purchaser for investment purposes only for its own account and not for sale or with a view to distribution of all or part of the Shares.

            3.4.    Restricted Securities.

            The Purchaser understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are acquired from Selling Stockholder in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may not be resold without registration under the Act except in certain limited circumstances, and that otherwise the Shares must be held indefinitely. In this connection, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of "restricted securities."

            3.5.    Further Limitations on Disposition.

            Without in any way limiting their representations set forth in this Agreement, the Purchaser further agrees not to make any disposition of all or any part of the Shares unless and until it has paid off the Recourse Note or as otherwise agreed with Selling Stockholder.

            3.6.    Legends.

            It is understood that the certificates evidencing the Shares may bear one or both of the following legends:

                  (i)     "These securities have not been
            registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, transferred, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                  (ii) "These securities are subject to a
            note, and a security or pledge agreement, as set forth in a Stock Purchase Agreement dated as of July 1, 1995, which is on file with the Secretary of the Company."

  4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER.

            Purchaser represents, warrants and covenants to the Selling Stockholder that:

            4.1.    Organization.

            Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

            4.2.    Authorization.

            Purchaser has taken all requisite corporate action to authorize the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder. Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid, binding and enforceable obligation of Purchaser in accordance with its terms, subject to applicable bankruptcy laws.

            4.3.    Brokers and Finders.

            Purchaser has not retained any broker, finder or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

            4.4.    Compliance with Law and Other Instruments.

            Purchaser is not in violation of any term of its charter documents or bylaws. To the best of Purchaser's knowledge, Purchaser is not in material violation of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, decree, order, statute, law, rule or regulation applicable to it or its properties. The execution, delivery and performance of, and compliance with this Agreement by Purchaser, and the consummation of the transactions contemplated herein, have not resulted and will not result in any such violation or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

  5.        COVENANTS OF THE SELLING STOCKHOLDER.

            5.1.    Agreement Not to Compete.

            So long as Purchaser is not in default of the Recourse Note the Selling Stockholder agrees as follows:

            (i) Except for all aspects of the real estate business, the Selling Stockholder covenants and agrees that, without the prior written consent of Purchaser or its successors, for a period commencing on the date hereof and ending five years after the date of this Agreement, such Selling Stockholder shall not, directly or indirectly, individually or together or through any affiliate or other firm, person, corporation or entity, (1) engage in or acquire any interest in any business to provide strollers, motorized scooters, and wheel chairs, etc. for rent to their guests (except that such Selling Stockholder may acquire interests in companies whose shares are traded on a national exchange or the NASDAQ or OTC markets and in which Selling Stockholder and affiliates own no more that 1% of the outstanding shares), (2) approach, solicit, accept business from or otherwise engage in business in any competitive way with, any person or entity which is, has been or becomes, a customer or client of the Companies, or any affiliate of such a person or entity, (3) approach, counsel or attempt to induce any person who is then in the employ of any of the Companies to leave the employ of the Companies, or employ or attempt to employ any such person or any person who at any time during the preceding 24 months was in the employ of the Companies, or (4) aid or counsel any other person, firm or corporation to do any of the above.

            (ii) In view of the position the Selling Stockholder enjoyed as stockholder of the Company, and recognizing both the access to confidential financial and other information derived by the Selling Stockholder pursuant to its control of the Companies, the Selling Stockholder expressly acknowledges that the agreement not to compete and related restrictive covenants set forth in this Section 5.1 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Companies. The Selling Stockholder further acknowledges (a) that it would be difficult to calculate damages to Purchaser from any breach by it of its obligations under this Section 5.1, (b) that injury to Purchaser from any such breach would be irreparable and impossible to measure and (c) that the remedy at law for any breach or threatened breach of this Section 5.1 would therefore be an inadequate remedy and, accordingly, that Purchaser shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive and other similar equitable remedies without proving or showing any actual damage sustained.

            (iii) In the event the provisions of this Section 5.1 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law. The covenants contained in Section 5.1(i) shall be construed as a series of separate covenants, one for each month of each year and for each county of the state of Texas and for each state of the United States. In the event that any one or more of such covenants shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not have any effect on any other such separate covenant, but such other covenants shall be construed as if the invalid or unenforceable covenant had never been contained in Section 5.1(i).

            5.2.    Further Assurances.

            The Selling Stockholder agrees that they will from time to time, at the request of Purchaser and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Purchaser may reasonably request in order more effectively to convey, assign, transfer to and vest in Purchaser the Shares, and to convey, assign, transfer to and vest in the Companies the ownership or exclusive rights to the Business Property.

  6.        AFFIRMATIVE COVENANTS OF PURCHASER AND THE COMPANIES.

            6.1 Purchaser covenants and agrees with Selling Stockholder that, while this Agreement is in effect, Purchaser will:

       (a) LITIGATION. Promptly inform Selling Stockholder in writing of (a) all material adverse changes in the financial condition of Purchaser or any of the Companies, and (b) all litigation and claims and all threatened litigation and claims affecting Purchaser which could materially affect the financial condition of Purchaser or the financial condition of any of the Companies.

       (b) FINANCIAL RECORDS. Maintain its books and records in accordance with generally accepted accounting principles, applied on a consistent basis, and permit Selling Stockholder to examine and audit Purchaser's books and records at all reasonable times.

       (c) FINANCIAL STATEMENTS. Furnish Selling Stockholder with, as soon as available, but in no event later than ninety (90) days after the end of each fiscal year, Purchaser's balance sheet and income statement for the year ended, audited by a certified public accountant satisfactory to Selling Stockholder, and, as soon as available, but in no event later than forty-five
  (45) days after the end of each quarter, Purchaser's balance sheet and profit and loss statement for the period ended, prepared and certified as correct to the best knowledge and belief by Purchaser's chief financial officer or other officer or person acceptable to Selling Stockholder. All financial reports required to be provided under this Agreement shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Purchaser as being true and correct.

       (d) ADDITIONAL INFORMATION. Furnish such additional information and statements, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Purchaser's financial condition and business operations as Selling Stockholder may request from time to time.

       (e) INSURANCE. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Selling Stockholder may require with respect to Purchaser's properties and operations, in form, amounts, and coverages reasonably acceptable to Selling Stockholder. PURCHASER MAY FURNISH THE REQUIRED INSURANCE WHETHER THROUGH EXISTING POLICIES OWNED OR CONTROLLED BY PURCHASER OR THROUGH EQUIVALENT INSURANCE FROM ANY INSURANCE COMPANY AUTHORIZED TO TRANSACT BUSINESS IN THE STATE OF TEXAS. If Purchaser fails to provide any required insurance or fails to continue such insurance in force, Selling Stockholder may, but shall not be required to, do so at Purchaser's expense, and the cost of the insurance will be added to the balance of the Recourse Note. If any such insurance is procured by Selling Stockholder at a rate or charge not fixed or approved by the State Board of Insurance, Purchaser will be so notified, and Purchaser will have the option for five (5) days of furnishing equivalent insurance through any insurer authorized to transact business in Texas. Purchaser, upon request of Selling Stockholder, will deliver to Selling Stockholder from time to time the policies or certificates of insurance in form satisfactory to Selling Stockholder, including stipulations that coverages will not be canceled or diminished without at least thirty (30) days' prior written notice to Selling Stockholder. In connection with all policies covering assets in which Selling Stockholder holds or is offered a security interest for the Recourse Note, the Non-Recourse Note or the Third Lien Note, Purchaser will include Selling Stockholder as an additional insured or other endorsements as Selling Stockholder may require.

       In addition, so long as any portion of the Recourse Note remains unpaid, Purchaser agrees to allow Selling Stockholder the right to obtain insurance through the policies of the Companies, so long as the premium for such insurance is separately identified by the insurer and is paid in advance by the Selling Stockholder.

       (f) INSURANCE REPORTS. Furnish to Selling Stockholder, upon request of Selling Stockholder, reports on each existing insurance policy showing such information as Selling Stockholder may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured;
  (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy. In addition, upon request of Selling Stockholder (however not more often than annually), Purchaser will have an independent appraiser satisfactory to Selling Stockholder determine, as applicable, the actual cash value or replacement cost of any Collateral.

       (g) OTHER AGREEMENTS. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Purchaser and each of the Companies, and any other party and notify Selling Stockholder immediately in writing of any default in connection with any other such agreements.

       (h) TAXES, CHARGES AND LIENS. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Purchaser or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Purchaser's properties, income, or profits. Provided however, Purchaser will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings, and (b) Purchaser shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with generally accepted accounting practices. Purchaser, upon demand of Selling Stockholder, will furnish to Selling Stockholder evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to Selling Stockholder at any time a written statement of any assessments, taxes, charges, levies, liens and claims against Purchasers properties, income, or profits.

       (i) PERFORMANCE. Perform and comply with all terms, conditions, and provisions set forth in this Agreement and in all other instruments and agreements between Purchaser and Selling Stockholder in a timely manner, and promptly notify Selling Stockholder if Purchaser learns of the occurrence of any event which constitutes an Event of Default under this Agreement.

       (j) OPERATIONS. Conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with CERCLA, SARA, and other federal and state environmental laws and regulations and with all minimum funding standards and other requirements of ERISA and other laws applicable to Purchaser's employee benefit plans.

       (k) INSPECTION. Permit employees or agents of Selling Stockholder at any reasonable time to inspect any and all assets of the Purchaser or the Companies and to examine or audit Purchaser's books, accounts, and records and to make copies and memoranda of Purchaser's books, accounts, and records. If Purchaser now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Purchaser, upon request of Selling Stockholder, shall notify such party to permit Selling Stockholder free access to such records at all reasonable times and to provide Selling Stockholder with copies of any records it may request, all at Purchaser's expense.

       (l) COMPLIANCE CERTIFICATE. Unless waived in writing by Selling Stockholder, provide Selling Stockholder at least annually with a certificate executed by Purchaser's chief financial officer, or other officer or person acceptable to Selling Stockholder, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

       (m) ADDITIONAL ASSURANCES. Make, execute and deliver to Selling Stockholder such promissory notes, mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements as Selling Stockholder or its attorneys may reasonably request to evidence and secure the Recourse Note, the Non-Recourse Note and the Third Lien Note and to perfect all security interests.

            6.2 Purchaser also covenants and agrees with Selling Stockholder that Purchaser has inspected all of the assets owned by the Companies, or has been given an opportunity to do so, and SELLING STOCKHOLDER MAKES NO REPRESENTATIONS OR WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY (OTHER THAN WARRANTIES OF TITLE) WITH REGARD TO THE CONDITION OF THE ANY ASSETS OF THE COMPANIES, OR MERCHANTABILITY, FITNESS, OR SUITABILITY FOR THE USES FOR WHICH PURCHASER INTENDS AND PURCHASER AGREES TO ACCEPT SUCH ASSETS IN THEIR PRESENT CONDITION "AS IS, WHERE IS" AND "WITH ALL FAULTS".

  7.        NEGATIVE COVENANTS OF PURCHASER ON BEHALF OF THE COMPANIES.

            Purchaser covenants and agrees with Selling Stockholder that while any portion of the Recourse Note remains unpaid, the Companies, shall not, without the prior written consent of Selling

  Stockholder:

            7.1         Continuity of Operations.

            Cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change ownership, dissolve or transfer or sell material assets out of the ordinary course of business.

            7.2         Dividends, Distributions and Redemptions.

            Purchaser will not declare or pay any dividend, purchase, redeem, or otherwise acquire for value any of its stock, now or hereafter outstanding, return any capital to its stockholders, or make any distribution of its assets to its stockholders, except for the net earnings of the Purchaser consolidated with all of its subsidiaries in accordance with generally accepted accounting principals.

  8.        CONDITIONS TO OBLIGATION OF PURCHASER.

       The obligations of Purchaser hereunder are subject to the fulfillment, at or before Closing, of each of the following conditions (all of which may be waived in whole or in part by Purchaser at its sole discretion):

            8.1             Representation of Warranties.

            The representations and warranties made by the Selling Stockholder and the Company in this Agreement shall be true and correct on and as of the Closing Date, as though made on the Closing Date.

            8.2             Performance.

            The Selling Stockholder has performed and shall have complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Selling Stockholder, at or before Closing.

            8.3             Officer Certificate.

            The Companies shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the chairman of the board or the president, substantially in the form and to the effect of Exhibit "C" hereto, and a certificate, dated the Closing Date, and executed by the Secretary of the Company, substantially in the form and to the effect of Exhibit "D" hereto.

            8.4               Orders and Laws.

            There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal any business of the Company or the consummation of any of the transactions contemplated by this Agreement.

            8.5             Regulatory Consents and Approvals.

            All consents, approvals and actions of, fillings with or notices to, any governmental or regulatory authorities necessary to permit Purchaser and the Selling Stockholder to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, shall have been duly obtained, made or given, and shall be in full force and effect, and all termination or expirations are waived supposed by any governmental or regulatory authority necessary for the consummation of the transaction contemplated by this Agreement, shall have occurred.

            8.6             Third-Party Consents.

            The consents of any and all third-parties, which are necessary for consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. However, Purchaser acknowledges all terms and conditions of all theme park and airline contracts, specifically allowing such theme park or airline to terminate such agreement under various circumstances including, but not limited to, a change of ownership or management without their consent.

            8.7             Private Placement.

            Purchaser shall have completed a private placement of securities in the net amount of $2,000,000.00.

            9.              CONDITIONS AND OBLIGATIONS OF SELLING STOCKHOLDER.

            The obligations of the Selling Stockholder hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole of in part by the Selling Stockholder, in its sole discretion).

            9.1             Representations and Warranties.

            The representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date, as though made on the Closing Date.

            9.2             Performance.

            Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            9.3             Officer Certificates.

            Purchaser shall have delivered to the Selling Stockholder a certificate, dated the Closing Date, and executed by the chairman of the board or the president, substantially in the form and to the effect of Exhibit "A" hereto, and a certificate dated the Closing Date and executed by the Secretary of the Purchaser, substantially in the form and to the effect of Exhibit "B" hereto.

            9.4             Orders and Laws.

            There shall not be in effect on the Closing Date any order or law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            9.5        Regulatory Consents and Approvals.

            All consents, approvals and actions of, filings with or notices to, any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, shall have occurred.

            9.6        Third-Party Consents.

            The consents of any and all third parties necessary to consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

  10.        MISCELLANEOUS.

            10.1.    Expenses.

            Purchaser shall pay its own costs and expenses, and the Selling Stockholder shall pay its own costs and expenses (and those of the Company, if any) relating to this Agreement, the negotiations leading up to this Agreement and the performance of this Agreement.

            10.2.    Entire Agreement.

            This Agreement and the exhibits, schedules and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respect that subject matter.

            10.3.    Governing Law.

            This Agreement is performable and payment shall be made in Dallas County, Texas, and shall be governed by, and construed in accordance with, the laws of the State of Texas.

            10.4.    Notices.

            All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, or two days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

              If to Purchaser, to:

                       Joseph L. DuRant
                       INNOVATIVE HEALTH SERVICES, INC.
                       3343 Peachtree Rd., NE
                       Suite 805
                       Atlanta, GA 30326

                       W. Thomas King
                       Smith, Gambrell & Russell
                       3343 Peachtree Road, N.E.
                       Atlanta, GA 30326

              If to the Selling Stockholder, to:

                       James R. Gilley
                       Medical Resource Companies of America
                       4265 Kellway Circle
                       Addison, TX 75244

                       Mark E. Bennett, Esq.
                       Bennett & Weston, P.C.
                       10670 North Central Expressway
                       Suite 200
                       Dallas, TX 75231

            Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

            10.5.    Severability.

            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            10.6.  Waiver, Amendment.

            No waiver of any term or condition contained in this Agreement and no purported amendment of this Agreement shall be effective unless it is signed by the party against whom enforcement of such waiver or amendment is sought. The waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any other breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

            10.7.    Assignment.

            This Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, personal representatives and assigns of the parties hereto, provided, however, that, no assignment may be made either party without the prior written consent of the other party.

            10.8.   No Third Party Rights.

            This Agreement is made for the benefit of the parties hereto and their successors and permitted assigns as provided in Section 10.7, and neither this Agreement nor any provision hereof shall be construed or deemed to give rise to rights in any other person.

            10.9.   Counterparts.

            This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            10.10.   Headings, Gender.

            The section headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Gender references in this Agreement shall be deemed to include the masculine, feminine and neuter, as the context may require.


            10.11.   This Agreement Subject To Board Approval

            Selling Stockholder shall not be obligated to perform under this Agreement and may terminate this Agreement by notice to Purchaser unless the Board of Directors of Selling Stockholder will have approved the transaction contemplated hereby. Selling Stockholder will promptly notify Purchaser in writing of the approval or disapproval by Selling Stockholder's board of directors.

            10.12.   Nondisclosure

            It is a material inducement to Selling Stockholder to enter into this Agreement to control disclosure of information on this transaction. Purchaser specifically agrees that, without the prior written consent of Selling Stockholder, it will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature or description concerning any matter affecting or relating to this transaction. Without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important under common law, the parties hereto stipulate that the same are confidential, material, important and gravely affect the effective and successful development of the Purchaser, and that any breach of the terms of this paragraph is a material breach hereof.

       In addition, Purchaser specifically agrees that it, its affiliates and its agents will not at any time, in any fashion, form, or manner, either directly or indirectly, i) buy or sell in any form any of the stock of Selling Stockholder based on information about this Agreement before there is a public disclosure by Selling Stockholder regarding this Agreement, or ii) divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature or description which would induce them buy or sell in any form any of the stock of Selling Stockholder.

            Selling Stockholder hereby acknowledges that Purchaser has disclosed the possible terms of this Agreement in the Private Placement.

            10.13           Closing Deadline

            If this Agreement fails to close on or before February 8, 1996 this Agreement shall, unless extended by the parties in writing, terminate and be without any further force or effect.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

                                 MEDICAL RESOURCE COMPANIES OF AMERICA


                                      /s/ James R. Gilley
                                    ----------------------------
                                 By:    James R. Gilley
                                      ------------------------
                                 Title:   Chairman, President & CEO
                                         --------------------------


                                     /s/ Joseph L. Durant
                                   --------------------------
                                   JOSEPH L. DURANT
                                   Personally

                                 INNOVATIVE HEALTH SERVICES, INC.


                                    /s/ Joseph L. Durant
                                  ---------------------------------
                                  JOSEPH L. DURANT
                                  President


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